UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2005

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNIVERSAL COMPRESSION, INC.

(Exact name of registrants as specified in their charters)

Delaware Texas	001-15843 333-48279	13-3989167 74-1282680
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4444 Brittmoore Road Houston, Texas		77041
(Address of principal executive offices)		(Zip Code)

Registrants’ telephone number, including area code: (713) 335-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

Effective as of September 22, 2005, Universal Compression Holdings, Inc. (the “Company”), Universal Compression, Inc., UC Canadian Partnership Holdings Company, Wachovia Bank, National Association, Congress Financial Corporation (Canada), JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., The Bank of Nova Scotia, The Royal Bank of Scotland PLC  and certain other lenders entered into a First Amendment to Senior Secured Credit Agreement (the “Amendment”).  The Amendment amended that certain Senior Secured Credit Agreement dated as of January 14, 2005 (the “Agreement”).

The Amendment provides, among other things, that the interest rate which accrues on $400 million of its term B notes is reduced for the remaining term of the Agreement by 0.25% resulting in a rate of LIBOR plus 1.50%.  In addition, $75 million of revolving commitments under the Agreement has been reallocated to the term B notes for a total of $475 million of outstanding term B notes leaving $175 million available under the revolving credit line.  The additional $75 million of term B notes will amortize over the same period as the previous term B notes.  The Amendment also increases the unsecured indebtedness basket from $125 million to $200 million and reduces the collateral ratio required under the Agreement from 1.25 to 1.0 downward to 1.15 to 1.0.  The Amendment also modifies the total leverage ratio required for any redemption of the Company’s stock from 3.5 to 1.0 upward to 4.0 to 1.0.  In addition, the Amendment provides, at the Company’s option with the prior approval of the administrative agent and subject to other stated requirements, for one or more future increases of the revolving credit line up to a maximum of $250 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2005.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

UNIVERSAL COMPRESSION HOLDINGS, INC. UNIVERSAL COMPRESSION, INC.
(Registrants)

Date: September 27, 2005
	By:	/s/ J. MICHAEL ANDERSON
J. Michael Anderson Senior Vice President and Chief Financial Officer